1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Provides
Update on Operations at Davy Jones No. 1

NEW ORLEANS, LA, April 9, 2012 – McMoRan Exploration Co. (NYSE: MMR) today provided an update on  flow testing activities  at the Davy Jones No. 1 well on South Marsh Island Block 230.  Technical completion has been achieved successfully and work is ongoing to establish commercial production from the well.

The perforation of the Wilcox “D” sand resulted in positive pressure build-up in the wellbore followed by a gas flare from the well.  Initial samples indicated that the natural gas from the Wilcox “D” sand is high quality and contains low levels of CO2 and no H2S.  Blockage from drilling fluid associated with initial drilling operations prevented McMoRan from obtaining a measurable flow rate.  Attempts to perforate the Wilcox “C” sand did not clear the blockage and McMoRan has commenced operations to remove the tubing from the well, clear the residual drilling fluid, and remove the perforating guns currently set across the Wilcox “F” sand to provide access to all of the Wilcox reservoirs (“A” through “F”) totaling 200 net feet.

To maximize production from the well and enable effective formation penetrations, McMoRan plans to use electric wireline casing guns that are larger than the tubing guns used to perforate the Wilcox “C” and “D” sands.  The Bureau of Safety and Environmental Enforcement (BSEE) issued the final permits on Friday, April 6, 2012 to approve the current operations.  McMoRan expects the operations currently under way will enable a measurable flow rate during the second quarter of 2012 followed by commercial production shortly thereafter.

James R. Moffett, Co-Chairman, President  and CEO of McMoRan, said, “We are pleased to report that we have achieved a major engineering milestone in completing the first sub-salt well in the shallow waters of the Gulf of Mexico and are making continuing progress to convert our geologic success into commercial success.  Results of the limited test of Wilcox "D" sand reservoir indicate that our equipment and completion technologies have met the challenge of completing high pressure and high temperature wells.  We are also encouraged by the high quality initial samples of gas from the Wilcox “D” sand.  Current operations are being initiated to remove the blockage of residual drilling fluid that has hampered flow from the Wilcox “D” sand and to provide access to all Wilcox sands encountered in the wellbore using powerful wireline casing guns capable of effective reservoir penetration.  We look forward to the results of these activities and the establishment of commercial production from the well.”

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).

McMoRan plans to conduct a conference call on Monday, April 9, 2012 at 10:00 a.m. Eastern to discuss the details and current activities concerning its Davy Jones No. 1 well.  The conference call will be broadcast live on the Internet along with slides (see attached).  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.  A replay of the webcast will be available through Friday, May 11, 2012.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities and costs, capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, anticipated and potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

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